Exhibit 2

VALUE BASE FUND MANAGEMENT LTD.

(the “Company”)

UNANIMOUS WRITTEN RESOLUTION OF THE BOARD OF DIRECTORS OF THE COMPANY

September 27, 2023

The undersigned, comprising all the members of the Board of Directors of the Company, in lieu of meeting, pursuant to the Articles of Association of the Company and waiving any prior notice requirements, do hereby consent in writing as follows:

It is hereby RESOLVED THAT:

1.	Any two of the following persons, Ido Nouberger, Victor Shamrich, Tal Yaacobi, acting jointly, are hereby authorized to:

a.
execute for and on behalf of the Company, in the Company's capacity as a beneficial owner of securities, including in its capacity as the management company of Value Base Fund Limited Partnership (“VBF”) any by the powers granted to it by the General Partner of VBF, or otherwise: (i) Forms 3, 4 and 5 and any other forms required to be filed in accordance with Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder (a “Section 16 Form”), (ii) all forms and schedules in accordance with Section 13(d) of the Exchange Act and the rules thereunder, including all amendments thereto (a “Section 13 Schedule”), (iii) any joint filing agreement or similar agreement with respect to the filing of any of the Section 16 Forms or Section 13 Schedules in clauses (i) through (ii) above; and

b.	perform any and all other acts which in his discretion are necessary or desirable for and on behalf of the Company in connection with the foregoing.

IN WITNESS WHEREOF, it has been resolved as of the date appearing above.

/s/ Ido Nouberger	/s/ Victor Shamrich
Name: Ido Nouberger	Name: Victor Shamrich
Title: Director	Title: Director